FOR IMMEDIATE RELEASE

American Realty Capital Global Trust Purchases Two U.K. Assets and Announces $50 Million Credit Facility

ARC Global’s Portfolio Now Comprises Over $40 Million of European Assets

New York, New York, July 30, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that it recently acquired two U.K. real estate assets, including a Thames Water Utilities office building located in Swindon, and a Wickes Building Supplies retail warehouse located in Stoke-on-Trent. The properties were acquired for an aggregate purchase price of $23.3 million, excluding acquisition costs. The triple-net leases have a weighted average remaining lease term of 9.9 years.

The office building is leased to Thames Water Utilities Limited, a private utility company that provides public water supply and waste water treatment services in large parts of Greater London and other parts of the United Kingdom. The retail warehouse represents ARC Global’s second acquisition of a property leased to Wickes Building Supplies Limited, a subsidiary of Travis Perkins plc (LSE: TPK), a leading supplier of building materials in the U.K.

ARC Global also announced today its entry into a $50 million credit facility with JPMorgan Chase Bank, N.A. The $50 million credit facility may be priced, based on ARC Global’s leverage, at either an alternate base rate plus 0.60% to 1.20% or at adjusted LIBOR plus 1.60% to 2.20%. Through additional commitments, aggregate borrowings under the credit facility may be increased to up to $750 million.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global commented, “These two recent acquisitions are examples of marrying high quality credit with very strong European net lease real estate assets that we have been able to acquire with our partner in Europe, Moor Park. With additional financing available through our new credit facility with JP Morgan, we will have ample flexibility and ‘dry powder’ to continue executing our European acquisition strategy while we identify strong office, industrial and special purpose net lease assets in the U.S.”

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”), ARC Global’s sponsor, is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products. Collectively, ARC's senior team of seasoned professionals has acquired and managed over $8 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.

http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan and Jagdeep Kapoor, and together have 60 years plus experience structuring and executing in excess of £20 billion of real estate transactions over their careers internationally.

http://www.moorparkcapital.com

About ARC Global

ARC Global is a publicly registered, non-traded real estate investment program that intends to qualify as a real estate investment trust for the taxable year ending December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)